Exhibit 99.1

Release for 3:00 P.M., C.S.T. February 2, 2009
Rochester Medical Reports First Quarter Results
Stewartville, MN February 2, 2009
Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its first quarter ended December 31, 2008.
The Company reported sales of $8,436,000 for the current quarter compared to $8,223,000 for the first quarter of last year. It also reported net income of $54,000 or $.00 per diluted share compared to net income of $272,000 or $.02 per diluted share for the first quarter of last year.
The approximate 3% increase in sales (13% on a constant currency basis) resulted from a 4% decrease in Rochester Medical Branded Sales (11% increase on a constant currency basis), and an 18% increase in Private Label Sales (18% on a constant currency basis). Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations. In the first quarter of fiscal 2009, the dollar continued to strengthen significantly versus the pound sterling, thus negatively affecting branded sales growth levels in actual U.S. dollars given the significant volume of our branded product sales in the United Kingdom.
Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter is $482,000 or $.04 per diluted share compared to Non-GAAP Net Income of $686,000 or $.05 per diluted share for the first quarter of last year. The decrease for the current quarter is primarily attributable to increased sales and marketing costs.
Commenting on today’s announcement Rochester Medical CEO and President Anthony J. Conway said, “The 13% percent overall sales growth (constant currency) is good considering that our U.S. branded sales were essentially flat due to a 15% decrease in Male External Catheter unit sales (normally our largest selling product line) instead of the usual expected growth. The decrease was due to the timing of orders from one of our largest distribution partners. We are confident this was simply a timing aberration, and we expect those orders to return to normal allowing for resumption of solid U.S. branded growth in the second quarter. International branded sales increased 16% on a constant currency basis led by continued strong branded growth in the United Kingdom.”
Conway continued, “We are very pleased with the increasing number of scheduled evaluations with institutions of various sizes including with major, well known hospitals. We expect to introduce our improved Silicone Foley Catheter line in April, and we believe that will heighten the already significant interest in our acute care offering. We are now selling the new line of MAGIC3TM Intermittent Catheters and the initial response to the new technology is positive both here and abroad. I am confident we will see good sales growth going forward and believe that, excluding variations in currency exchange rates, Rochester Medical will have a solid year.”

Rochester Medical has provided Non-GAAP Net Income in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Non-GAAP Net Income is not a measure of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income is not comparable to information provided by other companies. Non-GAAP Net Income has limitations as an analytical tool and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.
Reconciliations of Net Income and Non-GAAP Net Income are presented at the end of this press release.
This press release contains forward-looking statements that involve risks and uncertainties, including the uncertainty of estimated revenues and profits, as well as the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2008.
The Company will hold a quarterly conference call this afternoon to discuss its earnings report. The call will begin at 4:00 p.m. Central Standard Time (5:00 p.m. eastern time).This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:
Domestic: 888.680.0878, password 51116905
International: 617.213.4855, password 51116905
Pre Registration:
https://www.theconferencingservice.com/prereg/key.process?key=PJPA8VBMG
Replay will be available for seven days at www.rocm.com or via telephone at:
Domestic: 888-286-8010, password 44623326
International: 617-801-6888, password 44623326
The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income
For the Three months ended
December 31, 2008

	(unaudited)
	Three months ended
	December 31,
	2008	2007

GAAP Net Income as Reported	$54,000	$272,000

Diluted EPS as Reported	$0.00	$0.02

Adjustments for recurring non-cash expenses:
Intangible Amortization (1)	163,000	163,000
FAS 123R Compensation Expense (2)	265,000	251,000

Subtotal	428,000	414,000

Non-GAAP Net Income	$482,000	$686,000

Non-GAAP Diluted EPS	$0.04	$0.05

Weighted Average Shares — Diluted	12,697,645	12,587,229

(1)
Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three months ended December 31, 2008 and 2007 related to certain intangibles.

(2)
Compensation expense mandated by SFAS 123R. This adjustment adds back the compensation expense recorded when stock options are granted to employees and directors for the three months ended December 31, 2008 and 2007.

Rochester Medical Corporation
Press Release — F09 First Quarter
Condensed Balance Sheets

	(unaudited)
	December 31,	September 30,
	2008	2008

Assets

Current Assets
Cash and equivalents	$10,247,030	$8,508,000
Marketable securities	25,486,714	28,493,648
Accounts receivable	4,663,966	6,009,023
Inventories	8,504,445	8,745,873
Prepaid expenses and other assets	1,083,509	1,110,291
Deferred income tax asset	1,712,785	1,143,931

Total current assets	51,698,449	54,010,766

Property and equipment, net	9,827,631	9,883,329
Deferred income tax asset	864,982	831,299
Patents, net	232,313	227,358
Intangible assets, net	6,337,719	6,860,213
Goodwill	4,244,848	5,169,661

Total Assets	$73,205,942	$76,982,626

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,476,055	$2,127,470
Accrued expenses	1,015,779	1,170,654
Short-term debt	1,953,004	1,940,292

Total current liabilities	4,444,838	5,238,416

Long-term liabilities
Other long term liabilities	239,496	239,496
Long-term debt	3,531,684	3,806,185

Total long term liabilities	3,771,180	4,045,681

Stockholders’ equity	64,989,924	67,698,529

Total Liabilities and Stockholder Equity	$73,205,942	$76,982,626

Rochester Medical Corporation
Press Release — F09 First Quarter
Summary Statements Of Operations

	(unaudited)
	Three months ended
	December 31,
	2008	2007

Sales	$8,436,084	$8,223,288

Cost of sales	4,511,171	4,082,485

Gross profit	3,924,913	4,140,803
Gross profit %	47%	50%

Costs and expense:
Marketing and selling	2,566,262	2,224,365
Research and development	317,660	228,943
General and administrative	1,365,757	1,615,118

Total operating expenses	4,249,679	4,068,426

Income (loss) from operations	(324,766)	72,377

Other income (expense)
Interest income	167,272	453,340
Interest expense	(83,774)	(149,489)
Other income	200,442	—

Net income (loss) before income taxes	(40,826)	376,228

Income tax expense (benefit)	(94,451)	104,674

Net income	$53,625	$271,554

Earnings per common share — Basic	$0.00	$0.02

Earnings per common share — Diluted	$0.00	$0.02

Weighted Average Shares:
Basic	11,980,875	11,730,234

Weighted Average Shares:
Diluted	12,697,645	12,587,229